Exhibit 99.1

Imperial Petroleum Closes Acquisition of e-biofuels, LLC

Evansville, IN, …. May 24, 2010 (Symbol ….IPMN) Imperial Petroleum, Inc. , announced that it has closed the purchase of 100% of the stock of e-biofuels, LLC, a Middletown, Indiana biodiesel producer with a production capacity of 15 million gallons per year. Imperial paid 2.0 million shares of its common stock and issued Promissory Notes in an amount of $3.75 million to the owners of e-biofuels, LLC for 100% control of the company. E-biofuels has approximately $15 million in debt and payables. As a result of the purchase, e-biofuels is a 100% wholly-owned subsidiary of Imperial. The fiscal 2009 revenues of e-biofuels were approximately $20.0 million with a net loss of about $1.96 million on throughput volumes of 7 million gallons.

“The e-biofuels purchase allows us to expand our biofuels presence from the pilot and laboratory stage into manufacturing,” commented Jeffrey T. Wilson, President of Imperial. “In February of this year, President Obama announced directives aimed at increasing America’s biofuels initiatives (http://www.whitehouse.gov/the-press-office/obama-announces-steps-boost-biofuels-clean-coal) and we are very excited to do our part in advancing the biofuels efforts in the United States. We’re pleased to add the management of e-biofuels to our Company and the production expertise that they bring with them as we now accelerate our presence in this industry. We expect to proceed quickly now to expand the biodiesel production to 25 MMGPY and convert the plant over to our more-efficient process technology and add bio-jet fuel capabilities. Our goal is to add slow pyrolysis equipment into the facility over the next year to produce both electricity for re-sale to the power grid and bio-oil for inclusion in our renewable boiler fuel and renewable heating oil products.”

Imperial Petroleum is an energy and minerals company headquartered in Evansville, Indiana.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements are reasonable, there can be no assurance that such expectations will prove to be correct.

CONTACT:	Imperial Petroleum, Inc.
http://www.imperialpetroleuminc.com
Jeffrey T. Wilson, CEO
Phone 812-867-1433 Toll Free 866-854-8530
Fax 812-867-1678
email: jtwilsonx1@aol.com or info@imperialpertroeuminc.com